                                                                   EXHIBIT 10.15

                       FACILITIES MAINTENANCE AGREEMENT


This Facilities Maintenance Agreement ("Agreement") is made and entered into as of December 13, 1999 ("Effective Date") by and between Data General A Division of EMC Corporation, a Massachusetts corporation with a principal place of business at 3400 Computer Drive, Westboro, Massachusetts 01580 (hereinafter called "DG") and GoAmerica Communications Corporation, with a principal place of business at 401 Hackensack Avenue, Hackensack, New Jersey 07601 (hereinafter called "GoAmerica").

WHEREAS, DG and GoAmerica are entering into a lease agreement in which GoAmerica will lease commercial space from DG; and

WHEREAS, DG agrees to perform certain services in such commercially leased space and GoAmerica agrees to accept such services.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, GoAmerica and DG hereby agree to be legally bound as follows:

1.  Definitions. As used in this Agreement, the following initially capitalized
    -----------
terms, whether used in the singular or plural, shall have the respective meanings set forth below:

"Confidential Information" shall mean any and all information or proprietary materials (in every form and media) and which has been or is hereafter disclosed or made available by GoAmerica to DG, including (i) all trade secrets, (ii) existing or contemplated products, services, designs, technology, processes, technical data, engineering, techniques, methodologies and concepts and any information related thereto, and (iii) information relating to business plans, sales or marketing methods and customer lists or requirements. Confidential Information shall not include information which at the time of disclosure is generally available to the public or after disclosure becomes generally available to the public through no breach of this Agreement or other wrongful act by DG.

"Data Center" means the commercially available space which is outlined in the floor plan on Attachment A, which is hereby incorporated by reference, in the building known as 55 Broad Street, lower level, in the Borough of Manhattan, City of New York. During the Initial Term, as defined below, and any subsequent term, GoAmerica will be the only tenant permitted to use the Data Center.

"Operations Manager" means an employee or agent of DG, approved by GoAmerica, who will be located in the Data Center and who is responsible for providing the Services to GoAmerica pursuant to this Agreement and who shall perform the Services listed in Attachment B. If agreed upon in writing by the parties, the Operations Manager may perform other types of services, not specified in Attachment B and while performing such services, the Operations Manager shall operate under the control and supervision of GoAmerica and DG shall not be responsible for the actions or inaction of the Operations Manager.

It is DG's intent to make Mr. Dominick Regina the Operations Manager for the term of this Agreement. In the event that Mr. Regina ceases to be the Operations Manager during the initial term or any subsequent term of this Agreement, DG shall replace him with a suitably qualified individual capable to perform the Services required pursuant to this Agreement. The replacement Operations Manager shall be submitted to GoAmerica for its approval, which will not be unreasonably withheld.

"Services" means the list of work specified in the DG's Responsibilities section of Attachment B, which is hereby incorporated by reference. Such Services shall include but are not limited to janitorial services, telephone services and providing utilities for the Data Center.

2.   Services.
     --------

     2.1 DG shall provide the Services that are listed in the DG's Responsibilities section of Attachment B. DG shall use its best efforts to perform the Services in a professional and timely manner and will promptly notify GoAmerica if it is unable to perform or if the performance will be delayed. If agreed upon in writing by the parties, DG may provide additional services that are not listed in Attachment B. Prior to commencement, the parties will also agree upon the time-frames, payment amounts and payment schedule for such additional services.

     2.2 The Operations Manager will be available from 9:00am - 5:00pm EST (or EDT, as applicable) Mondays through Fridays. DG shall provide GoAmerica with a pager or telephone number which GoAmerica may use to contact the Operations Manager or a DG representative with a request and/or complaint during the hours that the Operations Manager is not present at the Data Center. The Operations Manager and/or DG representative will respond to a request and/or complaint by GoAmerica within two (2) hours after receipt and will use best efforts to remedy any problem.

     2.3 DG's employee(s), including the Operations Manager, are not and shall not be deemed to be employees of GoAmerica. DG shall be solely responsible for the payment of all compensation to its employees, including provisions for employment taxes, workmen's compensation and any similar taxes associated with employment of DG's personnel. DG's employees shall not be entitled to any benefits paid or made available by GoAmerica to its employees and if any DG employees are found to be entitled to such benefits, those employees hereby waive any right to such benefits. DG shall not permit any employees to provide any Services without obtaining a written waiver to such benefits from the employee.

GoAmerica's employees are not and shall not be deemed to be employees of DG. GoAmerica shall be solely responsible for the payment of all compensation of its employees, including provisions for employment taxes, workman's compensation and any similar taxes associated with employment of GoAmerica's personnel. GoAmerica's employees shall not be entitled to any benefits paid or made available by DG to its employees and if any GoAmerica employees are found to be entitled to such benefits, those employees hereby waive any right to such benefits. GoAmerica shall not permit any employees to work in the Data Center without obtaining a written waiver to such benefits from the employee.

     2.4 All consents or approvals necessary to allow GoAmerica to use the Data Center, any equipment to be provided by DG under the Master Lease Agreement, as defined in Section 10, and the Services shall be obtained by DG. DG shall be solely responsible for paying the costs of obtaining any such consents or approvals.

3.   Payment Terms. GoAmerica shall make payments for Services listed in
     -------------
Attachment C in accordance with the payment terms set forth in the Master Lease Agreement. For the services/charges set forth in Attachment C-1, DG will invoice GoAmerica on a monthly basis for the expenses incurred by GoAmerica during the preceding month. If agreed upon in writing by both parties, DG may provide additional services not listed in Attachments B, C or C-1, the parties shall also agree upon the time-frames, payment amounts and payment schedules for such additional services.

4.   Confidentiality.
     ---------------

     4.1 DG acknowledges that DG may receive Confidential Information from GoAmerica during the term of this Agreement. DG shall not disclose the Confidential Information to any person or entity other than employees of DG who have a need to know the Confidential Information for the purpose of this Agreement. DG shall treat Confidential Information as it does its own valuable and sensitive information of a similar nature, and, in any event, with not less than reasonable care. Upon GoAmerica's request or the termination or expiration of this Agreement, DG shall return or destroy the Confidential Information and provide written document certifying the destruction of all Confidential Information within ten (10) days of destruction of the Confidential Information.

     4.2 Failure on the part of DG to abide by this Section 4 may cause GoAmerica irreparable harm for which damages, although available, may not be an adequate remedy at law. Accordingly, GoAmerica has the right, in addition to other remedies in law or equity, to seek an injunction to prevent any further violations of this Section 4 and recover court costs and reasonable attorney fees incurred by GoAmerica in the enforcement of this Section 4.

5.   Ownership.  GoAmerica shall be the sole owner and have title to any
     ---------
equipment ("Equipment") it brings to the Data Center or purchases during the Initial Term, as defined below, or any subsequent term. Further, GoAmerica shall be the owner or licensee of various types of software ("Software") it brings to the Data Center or it purchases, creates or licenses during the Initial Term or any subsequent term. The Software and Equipment shall collectively be referred to as "GoAmerica Materials". GoAmerica Materials do not include products listed in the Master Lease Agreement or DG materials purchased by DG or brought into the Data Center by DG. DG acknowledges GoAmerica's right and title, as applicable, to the GoAmerica Materials and further acknowledges that DG has no right or title to the GoAmerica Materials.

6.   Warranty.
     --------

     6.1 DG warrants and represents that DG has the right to enter into this Agreement and that the Services will be performed in a timely and professional manner in accordance with industry standards for such services by persons qualified by skill, training and experience.

     6.2 The foregoing warranties are the only warranties given under this Agreement. DG disclaims all other warranties, including any implied warranties of merchantability and fitness for a particular purpose.

7.   Limitation of Liability.
     -----------------------

     7.1 DG's aggregate liability for any claims arising from this Agreement shall not exceed two (2) times the total actual amounts paid by GoAmerica for such Services to DG during the immediately preceding twelve (12) month period prior to the claim that gave rise to the damages.

     7.2 GoAmerica's aggregate liability for any claims arising from this Agreement shall not exceed two (2) times the total actual amounts paid by GoAmerica for such Services to DG during the immediately preceding twelve (12) month period prior to the claim that gave rise to the damages.

     7.3 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE SALE, LICENSING OR LEASE OF EQUIPMENT OR SOFTWARE OR THE PROVISION OF SERVICES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

8.   Indemnification.
     ---------------

     8.1 DG shall indemnify, defend and hold harmless, GoAmerica, its agents, officers and employees against any and all liability, loss, damages, penalties, costs or expenses for personal injury or damage to real or tangible personal property which GoAmerica may sustain, incur or be required to pay, resulting from, arising out of, or in connection with the Services performed or delivered under this Agreement by reason of acts, inactions, omissions, negligence, reckless or intentional misconduct of DG, its agent(s), officers, employees or subcontractors; provided that DG is notified of any claim within a reasonable time after GoAmerica has actual knowledge of such claim.

     8.2 GoAmerica shall indemnify, defend and hold harmless, DG, its agents, officers and employees against any and all liability, loss, damages, penalties, costs or expenses for personal injury or damage to real or tangible personal property which DG may sustain, incur or be required to pay, resulting from, arising out of, or in connection this Agreement by reason of acts, inactions, omissions, negligence, reckless or intentional misconduct of GoAmerica, its agents(s) officers, employees or subcontractors, provided that GoAmerica is notified of any claim within a reasonable time after DG has actual knowledge of such claim.

9.   Compliance with Laws/Data Center Lease.  DG shall comply with all
     --------------------------------------
applicable laws, rules, regulations, ordinances, orders or requirements of the State of New York and any governmental authority relating to the delivery of the Services specified in this Agreement. GoAmerica may require DG to pay fines, penalties, and damages that may arise out of or may be imposed because of DG's breach or failure to comply with the provisions of this Agreement. GoAmerica will comply with all of the terms and conditions of the Agreement of Lease between 55 Broad Street Company and DG, dated November 19, 1997 governing use, occupancy, renovations, etc. ("Data Center Lease"). A copy of the Data Center Lease has been provided to GoAmerica. GoAmerica shall at all times have the right to enter and use the Data Center and that DG shall pass through to GoAmerica, DG's rights under Article 22 of the Data Center Lease.

10.  Lease Agreement.  Simultaneously with the execution of this Agreement, the
     ---------------
parties will execute the "Master Lease Agreement" attached hereto as Attachment D which is hereby incorporated by reference.

11.  Term.
     ----

     11.1 The term of this Agreement shall run from the Effective Date until June 30, 2003 ("Initial Term"), unless this Agreement is terminated in accordance with this Section 11. The Agreement may be extended thereafter by the written consent of both parties on terms mutually agreeable to both parties. Negotiations for a renewal, if any, should commence no later than October 15, 2002.

     11.2 Failure to make the payments set forth in the Lease Schedule of the Master Lease Agreement shall be governed by the terms and conditions set forth in the Master Lease Agreement.

     11.3 Either party may immediately terminate this Agreement (but not the Master Lease Agreement) by giving written notice to the other party: (i) if the other party is in breach of its material obligations hereunder and has not cured such breach within one hundred eighty (180) days after receiving written notice from the non-breaching party requesting cure of the breach; or (ii) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other party, or in the event a receiver or custodian is appointed for such party's business, or if a substantial portion of such party's business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the proceeding is not dismissed within sixty (60) days after the filing thereof.

     11.4 DG shall provide GoAmerica with termination assistance, at no charge, for up to three (3) months after termination of this Agreement, other than for material breach by GoAmerica. Termination assistance shall include but not be limited to allowing GoAmerica access to the Data Center to fully remove the GoAmerica Materials and permit GoAmerica to keep the GoAmerica Materials at the Data Center until GoAmerica has found a suitable replacement facility for the GoAmerica Materials or three (3) months, which is earlier. During the termination assistance period, the terms and conditions of this Agreement shall govern the relationship between the parties.

12.  Insurance.  DG acknowledges and agrees that it shall maintain, in full
     ---------
force and effect, adequate insurance to cover DG's obligations under this Agreement. DG shall provide GoAmerica with evidence of such insurance upon GoAmerica's request which may be made once per year.

GoAmerica acknowledges and agrees that it shall maintain, in full force and effect, adequate insurance (property and liability) to cover its occupancy of the Data Center, GoAmerica's Materials located in the Data Center and use thereof.

13.  Force Majeure/Contingency Planning.
     -----------------------------------

     13.1 Neither party shall be liable to the other or be deemed to be in breach of this Agreement for any failure or delay in rendering performance arising out of causes beyond its reasonable control and without its fault or negligence. Such causes may include, but are not limited to, acts of God or of a public enemy, fires, floods, epidemics, quarantine restrictions, strikes, freight embargoes, or unusually severe weather.

     13.2 Although not part of this Agreement, GoAmerica has indicated that GoAmerica plans to develop a Data Center contingency plan. The Operations Manager, at GoAmerica's request, will assist in the development of such a plan as it relates to the Data Center environmental systems in Attachment B and other building resources. Any resources or expense required beyond the Operation Manager's time will be a chargeable effort.

14.  Miscellaneous.
     -------------

     14.1 The rights and obligations of both parties under this Agreement are personal and neither this Agreement or any of the Services to be provided under this Agreement shall be assigned, delegated or otherwise transferred without the prior written consent of the other party. Any such assignment, delegation or other transfer shall be null and void and this Agreement shall immediately terminate.

     14.2 Any delay or failure in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any times thereafter.

     14.3 Should any provision of this Agreement be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.

     14.4 Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the parties hereto. Neither party shall have any power to enter into contracts or commitments or to incur liabilities in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

     14.5 This Agreement and all attachments hereto constitute the complete and exclusive statement of the agreement between the parties and supersedes all prior agreements, whether written or oral, between the parties relating to the subject matter herein. Subject to Section 10, in the event of any conflict between any attachments and this Agreement, the terms of this Agreement shall control.

     14.6 Any notice required or permitted to be given or sent under this Agreement shall be hand delivered or sent by express delivery services or certified or registered mail, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail) to the parties at the addresses and facsimile numbers indicated below.

If to DG:           Data General
                    Park 80 West
                    Saddle Brook, NJ 07663
                    Attn.:  Angelo J. Perri
                    Fax No.:  (201) 587-9009

If to GoAmerica:    GoAmerica Communications Corporation
                    401 Hackensack Avenue
                    Hackensack, New Jersey 07601
                    Attn.:  Mr. Frank J. Elenio
                    Fax No.:  (201) 996-1772

     14.7 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflict of laws provisions.

     14.8 Any dispute, controversy or claim arising out of this Agreement (but excluding the Master Lease Agreement) or a breach hereof, including its interpretation, performance or termination, which can not be settled by negotiations by the parties, shall be finally resolved by arbitration. The arbitration shall be conducted by one (1) arbitrator appointed jointly by DG and GoAmerica or, if they cannot agree, by the President of the American Arbitration Association ("AAA"). The arbitration shall be conducted in accordance with the commercial rules of the AAA. The arbitration, including the rendering of the award, shall take place in Boston, Massachusetts, USA and shall be the exclusive forum for resolving such dispute, controversy or claim. The decision of the arbitrator shall be binding upon the parties hereto, and the expense of the arbitration (including without limitation the award of reasonable attorney's fees to the prevailing party) shall be allocated as determined by the arbitrator. The decision of the arbitrator shall be executory, and judgement thereon may be entered by any court of competent jurisdiction.

     14.9 Sections 4, 5, 7 and 14 shall survive expiration or termination of this Agreement for any reason.

     15.  Equipment Infrastructure. If agreed upon by both parties, in writing,
          ------------------------
the Data Center will be stocked with DG servers and network equipment purchased and installed by DG. DG has the right to provide GoAmerica with a price quote for various pieces of equipment, provided, however, GoAmerica is under no obligation to purchase any equipment from DG.


                                  ***********

   IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the parties as of the Effective Date.

Data General A Division of        GoAmerica Communications
EMC Corporation                   Corporation

By: /s/ Angelo J. Perri           By: /s/ Jesse Odom
   -----------------------           ----------------------

Name:  Angelo J. Perri            Name:  Jesse Odom
     ---------------------             --------------------

Title:  Director                  Title:  VP
      --------------------              -------------------

                                 ATTACHMENT A

                            DATA CENTER FLOOR PLAN

                                 ATTACHMENT B
                                 ------------

DG's Responsibilities:

Facilities:

 .    Provide a Data Center that will be available twenty four (24) hours a day, seven (7) days a week to GoAmerica personnel and/or its agents and GoAmerica's personnel and/or its agents shall at all times have the right to enter and use the Data Center
 .    Ensure that all Data Center environmental systems, listed below, are functioning properly and undergo regularly scheduled maintenance
 .    Provide standard janitorial services in the Data Center
 .    Provide a telephone and voice mail system in the Data Center (does not include local or long distance usage charges which are the responsibility of GoAmerica)
 .    Provide utilities (electricity, water, heat, air conditioning) to the Data
     Center
 .    DG is not responsible for data network infrastructure or telephone data circuits. GoAmerica may utilize the existing infrastructure, however it is on an "as is" basis and DG makes no representations regarding the existing infrastructure. In the event that GoAmerica decides to utilize either the data network infrastructure or telephone data circuits, repair, upgrade, maintenance will be GoAmerica's responsibility.

Operations Manager:

 .    Assign a skilled and knowledgeable Operations Manager who will be responsible for providing the Services set forth in this Agreement

 .    The Operations Manager will be available to assist GoAmerica with other aspects of running the Data Center pursuant to the terms specified in
     Section 1. Some of the other services the Operations Manager may assist GoAmerica with, at GoAmerica's request, will be:

     1. Develop implementation schedule and operations planning documents necessary to perform Data Center operations, as requested by GoAmeric
     2. Notify GoAmerica of project schedule changes and, with GoAmerica, determine staffing and financial impact of changes, if any
     3.  Execute accepted implementation plans
     4. Maintain documentation, with input from GoAmerica, related to the operation of the Data Center hosted administrative applications
     5.  Assist in the development of a Data Center contingency plan


Environmental Systems:

 .    (2) 10-ton Liebert air conditioning units,
 .    (1) 80 KVA UPS unit,
 .    (1) 250 KVA diesel generator,
 .    (1) Card access security system with office and computer room zones, and
 .    (1) Computer room preaction fire suppression system.

                                 ATTACHMENT C

Recurring Operational Expenses

Staffing
Operations Manager (240 days per year)                                                                            $15,000
Subtotal - Staffing                                                                                               $15,000

Utilities (Includes Facilities Usage charge, Electric, Janitorial, Water, phone system, diesel generator          $16,206
fee, insurance)

Maintenance and Repairs
(Includes Fire Suppression, UPS, A/C, A/C water charge, generator, Fire dept. permits, security)                  $   789



                                                                      Total Monthly Recurring Cost:               $31,995



                                 ATTACHMENT C-1
                                 --------------

ALL CHARGES LISTED IN THIS ATTACHMENT C-1 WILL CONTAIN AN ADMINISTRATIVE HANDLING FEE OF FIFTEEN PERCENT (15%).

 . Monthly Telephone Charges incurred by GoAmerica for telephone line usage, local and long distance lines and charges.

Upon mutual agreement of the parties, additional services may be added, provided, however, if GoAmerica purchases services provided by DG in DG's ordinary course of business and such services are purchased via a purchase order, GoAmerica will not be assessed an administrative handling fee.

                                 ATTACHMENT D
                                 ------------

                            MASTER LEASE AGREEMENT
                            ----------------------